Exhibit 2

ADDITION OF PARTY TO THE SCRIPPS FAMILY AGREEMENT

WHEREAS, the Scripps Family Agreement, originally dated October 15, 1992, as amended and restated as of May 19, 2015 and further amended on March 29, 2017 (the “Family Agreement”), provides that the Family Agreement shall become effective on the termination of The Edward W. Scripps Trust;

WHEREAS, The Edward W. Scripps Trust terminated on October 18, 2012;

WHEREAS, Adam R. Scripps, a party to the Family Agreement, transferred Common Voting Shares of The E.W. Scripps Company that are subject to the terms of the Family Agreement to Adam R. Scripps Trust u/a dated October 5, 1992, as restated May 6, 2009 and recently amended March 16, 2017 (the “Adam Scripps Trust”);

WHEREAS, Section 7(a)(ii)(2) of the Family Agreement provides that a party to the Family Agreement may transfer Common Voting Shares held subject to the Family Agreement to a trust for his benefit, provided that the trustees are required to vote and dispose of such Common Voting Shares at the direction of one or more Family Descendants;

WHEREAS, prior to Adam R. Scripps’ death, the Adam Scripps Trust was revocable;

WHEREAS, upon Adam R. Scripps’ death in May 2019, the Adam Scripps Trust became irrevocable, and Mary Ann Sanchez, a Family Descendant, became Family Voter and Family Agent of the Adam Scripps Trust with authority as to the voting and disposition of the Common Voting Shares;

WHEREAS, the Family Agreement and the Adam Scripps Trust require that the trustee of, and any Family Descendant with power over the Common Voting Shares held by, the Adam Scripps Trust must become a party to the Family Agreement;

WHEREAS, the Adams Scripps Trust desires to become a party to the Family Agreement;

WHEREAS, Ms. Sanchez, as a party to the Scripps Family Agreement in her individual capacity desires to confirm her agreement to comply with the Scripps Family Agreement with respect to the Common Voting Shares held by the Adam Scripps Trust;

NOW THEREFORE, the Adam Scripps Trust and Ms. Sanchez each agree as follows:

1.

Each of the Adam Scripps Trust and Ms. Sanchez shall be bound by the terms of the Family Agreement with respect to any Common Voting Shares of The E.W. Scripps Company that the Adam Scripps Trust may own.

2.	The Adam Scripps Trust shall be considered a party to the Family Agreement as of the date hereof.

3.	All Common Voting Shares owned by the Adam Scripps Trust shall bear the legend specified in Section 12(a) of the Family Agreement.

[Signature page follows]

Executed this 27th day of August, 2019.

Adam R. Scripps Trust u/a dated October 5, 1992, as restated May 6, 2009 and recently amended March 16, 2017

By:	Miramar Fiduciary Corporation, as Trustee

/s/ Paul D. Quandt
Paul D. Quandt, Secretary and Senior Trust Officer

/s/ Mary Ann S. Sanchez
Mary Ann Sanchez, as Trust Advisor